EXHIBIT 16.1

January 30, 2014

U.S. Securities and Exchange Commission
450 – Fifth Street N. W.
Washington, DC 20549

Re: Texas South Energy, Inc.

Ladies and Gentlemen:

We have read the statements under item 4.01 in the Form 8-K dated January 30, 2014, of Texas South Energy, Inc. (the Company) to be filed with the Securities and Exchange Commission and we agree with such statements therein as relate to our firm. We have no basis to, and therefore, do not agree or disagree with the other statements made by the Company in the Form 8-K.

Yours very truly,

/s/ M&K CPAS, PLLC